Exh. (a)(1)

                               ARTISAN FUNDS, INC.

               CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER.
         PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER


I.    COVERED OFFICERS/PURPOSE OF THE CODE

      This code of ethics (the "Code") for Artisan Funds, Inc. (the "Fund") applies to the Fund's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers") for the purpose of promoting:

   o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal relationships and their professional relationships;

   o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC"), and in other public communications made by the Fund;

   o  compliance with applicable laws and governmental rules and regulations;

   o prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

   o  accountability for adherence to the Code.

      Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.   ADMINISTRATION OF THE CODE

      The Code shall be administered by the chief legal officer of the Fund (the "Chief Legal Officer"), or in the absence of the Chief Legal Officer, his or her designee, but only on a temporary basis.

      The Fund has designated its Chief Legal Officer for purposes of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Fund counsel, where appropriate) and has the authority to interpret this Code in any particular situation. Any request for a waiver by a Covered Officer shall be submitted to the Chief Legal Officer, who shall forward the request to the Audit Committee of the Fund (the "Audit Committee"). The Audit Committee shall have the exclusive authority to approve or disapprove any waiver request.

III.  ACTUAL AND APPARENT CONFLICTS OF INTEREST

      OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

      Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers generally may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

      Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. The Fund's Board of Directors (the "Board") also recognizes that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the Fund.

      No Covered Officer may:

      o use personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer or a family member would benefit personally to the detriment of the Fund;

      o cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Fund; and

      o use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.
         (1)

--------
(1) For purposes of this Code, personal trading activity of the Covered Officers shall be monitored in accordance with the Code of Ethics and Policies and Procedures to Prevent the Misuse of Inside Information of the Funds, Artisan Partners Limited Partnership and Artisan Distributors LLC (the "Adviser's Code"). Each Covered Officer shall be considered an "Investment Person" under such code.

      There are some conflict of interest situations that must be approved by the Chief Legal Officer. Those situations include, but are not limited to:

      o  service as director on the board of any public or private company;

      o receipt of any gifts from any person with whom the Fund has current or prospective business dealings, other than the receipt of a gift that the Covered Officer would not be prohibited from receiving under the Adviser's Code if the Covered Officer were an Investment Person under that code;

      o receipt of any entertainment from any company with which the Fund has current or prospective business dealings, other than the receipt of entertainment that the Covered Officer would not be prohibited from receiving under the Adviser's Code if the Covered Officer were an Investment Person under that code;

      o any ownership interest (other than ownership of less than 1% of the outstanding stock of any publicly-held entity) in, or any consulting or employment relationship with, any service provider to the Fund, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.   DISCLOSURE AND COMPLIANCE

      Each Covered Officer should:

      o be familiar with the disclosure requirements generally applicable to the Fund;

      o not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

      o to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

      o promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.    REPORTING

      Each Covered Officer must:

      o upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he or she has received, read and understands the Code;

      o annually thereafter affirm to the Board compliance with the requirements of the Code;

      o not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith;

      o notify the Chief Legal Officer promptly if he or she knows of any violation of this Code; and

      o respond to the director and officer questionnaires circulated periodically in connection with the preparation of disclosure documents for the Fund.

      The Chief Legal Officer shall maintain records of all activities related to this Code. The Chief Legal Officer shall also ensure that any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.   ACCOUNTABILITY AND ENFORCEMENT

      The Fund will follow these procedures in investigating and enforcing this
Code:

      o The Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him/her;

      o If, after such investigation, the Chief Legal Officer believes that no violation has occurred, no further action is required;

      o Any matter that the Chief Legal Officer believes is a violation will be reported to the Audit Committee;

      o If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the Chief Executive Officer of the Fund (or, notification to the Chief Legal Officer if the violation involves the Chief Executive Officer); or such other action as the Audit Committee considers appropriate, including a recommendation to remove the Covered
         Officer from office.

VII.  OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Fund for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Fund, the Fund's adviser, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The code of ethics of the Fund and its investment adviser and principal underwriter under Rule 17j-1 under the 1940 Act and the advisers' more detailed policies and procedures are separate requirements applying to the Covered Officers and others and are not part of this Code.

VIII. AMENDMENTS

      Any amendment to this Code must be approved or ratified by the Board, including a majority of independent Board members.

IX.   CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Officers, the Chief Legal Officer, outside audit firms and legal counsel to the Fund, the Board and the adviser, and senior management of the adviser.


Adopted August 26, 2003